Exhibit (a)(1)(vi)

INSTRUCTIONS REGARDING THE OFFER BY

Rydex Capital Partners SPhinX Fund

TO REPURCHASE UP TO 100% OF ITS ISSUED AND OUTSTANDING SHARES

AT NET ASSET VALUE IN EXCHANGE FOR CASH

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO PRESENT YOUR SHARES FOR REDEMPTION.

Please consult with your Financial Intermediary before completing this form.

Forum Shareholder Services, LLC must receive your Shares from your Financial Intermediary no later than 12:00 midnight Eastern time May 22, 2006 (the “Expiration Date”), unless the Offer to Purchase is extended.

The undersigned acknowledge(s) receipt of the Offer to Purchase, dated April 25, 2006 and the Letter of Transmittal in connection with the offer to Shareholders by Rydex Capital Partners SPhinX Fund (the “Fund”), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, to tender Shares for the repurchase of up to 100% of the Fund’s shares of beneficial interest (the “Shares”) issued and outstanding as of the Expiration Date. The undersigned hereby requests the purchase of the Shares designated below, in accordance with the terms and conditions of the Offer to Purchase and Letter of Transmittal, which together, as amended from time to time constitute the Special Repurchase Offer.

Number of Shares Tendered for Participation in Special Repurchase Offer:

Name of Registered Shareholder(s)	Name of Registered Shareholder(s)
(Please Type or Print)	(Please Type or Print)

Authorized Signature	Authorized Signature

Tax Payer Identification or	Tax Payer Identification or
Social Security Number	Social Security Number

Date